EXHIBIT 99.5

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JUNE 27, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING OF 6.25% MANDATORY CONVERTIBLE PREFERRED STOCK OFFERING

OKLAHOMA CITY, OKLAHOMA, JUNE 27, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced its previously announced public offering of $500 million of a series of 6.25% mandatory convertible preferred stock with a liquidation preference of $250 per share. Chesapeake has also granted the underwriters a 30-day option to purchase a maximum of $75 million in additional shares of mandatory convertible preferred stock. Chesapeake expects the issuance and delivery of the shares to occur on June 30, 2006, subject to customary closing conditions.

The annual dividend on each share of preferred stock is $15.625 and is payable quarterly when, as and if declared by the company, in cash, common stock or a combination thereof, in arrears to holders of record as of the first day of the payment month, each March 15, June 15, September 15 and December 15 commencing September 15, 2006. The preferred stock is not redeemable.

The mandatory convertible preferred stock has a threshold appreciation price of $34.86 which is 20% above the closing price of the common stock on June 27, 2006. Each share will automatically convert on June 15, 2009, subject to certain adjustments, into no fewer than 7.1715 shares of Chesapeake’s common stock and no more than 8.6059 shares of Chesapeake’s common stock, depending on the then-prevailing market price of Chesapeake’s common stock. At any time prior to June 15, 2009, the preferred stock may be converted at the option of the holders or, under certain circumstances, by Chesapeake.

Chesapeake intends to use the net proceeds from the offering, together with proceeds from concurrent public offerings of senior notes and common stock, to fund its recently announced Barnett Shale acquisitions for $932 million, to repay outstanding indebtedness under its revolving credit facility and for general corporate purposes.

The offering is being made under a shelf registration statement that became effective on December 8, 2005.

Goldman, Sachs & Co., Banc of America Securities LLC, Credit Suisse, Lehman Brothers Inc. and UBS Securities LLC are acting as joint book-running managers for the offering.  The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Goldman, Sachs & Co., Attn: Prospectus Dept.,  85 Broad Street, New York, NY 10004 , Fax: 212-902-9316 or email at prospectus-ny@ny.email.gs.com;  Banc of America Securities LLC, Attn: Prospectus Department, 100 West 33rd Street, New York, NY 10001, 646-733-4166; Credit Suisse, One Madison Avenue, Level 1B, New York, NY 10010, 212-325-2580; Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717; UBS Securities LLC, Prospectus Department, 299 Park Avenue, 29th Floor, New York, NY 10171, 212-821-3000. An electronic copy of the prospectus and prospectus supplement is available from the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.

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